Exhibit 10.31

CONSENT ACTION OF THE BOARD OF DIRECTORS OF ELECTROMEDICAL TECHNOLOGIES, INC. The undersigned, Matthew N. Wolfson, being the sole director of Electromedical Technologies, Inc., a Delaware corporation, (the "Company"), hereby unanimously consents to the following actions taken by the Company on October 31, 2018. RESOLVED: To accept the Accredited Subscription Agreement from Gene Taubman. RESOLVED: Pursuant to the Accredited Subscription Agreement, to issue 100,000 shares of the Company's restricted common stock to Gene Taubman Therapies, Inc. at the price of $1.00 per share for a total consideration of $100,000. RESOLVED: That Pacific Stock Transfer is hereby instructed to issue 100,000 shares of the Company's restricted common stock to Gene Taubman. There being no further business requiring board action or consideration, on motion duly made, and carried, the meeting was adjourned.